UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2007

KNOBIAS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-33315	13-3968990
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

875 Northpark Drive, Building 2, Suite 500, Ridgeland, MS 39157
 (Address of principal executive offices, including zip code)

(601) 978-3399
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Summary

On June 6, 2007, Knobias, Inc. (the “Company”) consummated its previously announced capital restructuring of the Company with CAMOFI Master LDC (“CAMOFI”) and other principal creditors.

As part of the restructuring, the Company entered into a Securities Purchase Agreement with CAMOFI (the “Securities Purchase Agreement”), pursuant to which CAMOFI purchased $1.53 million in senior secured convertible notes, due June 6, 2010 (the “Notes”). The Notes bear interest at the prime rate plus 2.75%. After giving credit to CAMOFI for certain interim bridge financing which it has provided to the Company for several months, and after the repayment of $200,000 in indebtedness and the payment of transaction expenses, the net proceeds to the Company from the issuance of the Notes were approximately $550,000. These funds will be used to meet the Company's immediate cash needs. Subject to the conditions of the Securities Purchase Agreement, the Company anticipates issuing an additional $1.47 million in Notes to additional purchasers within 60 days.

In addition to the new financing, and pursuant to the restructuring: (i) outstanding indebtedness, accrued interest and penalties, in the aggregate amount of approximately $5.1 million, were converted into a newly created Series B convertible preferred stock of the Company (the “Series B Preferred Stock”), (ii) remaining indebtedness of the Company, in the principal amount of approximately $250,000, was converted into 4-year subordinated loans, (iii) subject to stockholder approval, the terms of the Company's outstanding Series A Convertible Preferred Stock (the “Series A Preferred Stock”) were amended with the consent of certain holders of the Series A Preferred Stock in order to eliminate certain rights, preferences and privileges of the Series A Preferred Stock, (iv) certain holders of the Series A Preferred Stock agreed to convert those shares into common stock of the Company (the “Common Stock”), upon the effectiveness of the proposed 1-for-100 reverse stock split described below, (v) certain holders of existing warrants and options of the Company agreed to cancel their outstanding warrants and options, and (vi) additional indebtedness in the principal amount of $200,000 was repaid.

After giving effect to the capital restructuring and the new financing, on an as-converted, fully-diluted basis, CAMOFI owns approximately 33%, the holders of the new Series B Preferred Stock own approximately 50%, and the holders of the Common Stock own approximately 7.3% of the outstanding capital stock of the Company.

As part of the capital restructuring, each of the two largest holders of the new Series B Preferred Stock will have the right to designate one of the Company's directors, and a majority in interest of the holders of the Notes will also have the right to designate two directors. Upon completion of the restructuring, all of the directors of the Company other than E. Key Ramsey tendered their resignations, and John Gross was appointed to fill one of the vacancies on the Board of Directors. In addition, the Board of Directors approved an amendment to the Company’s Certificate of Incorporation which would, among other things, effect a 1-for-100 reverse stock split and amend the terms and conditions of the Series A Preferred Stock, subject to stockholder approval. The Board designees referred to above will be identified, and the proposed amendment to the Company’s charter will be submitted for the approval of stockholders, in information statements to be furnished to stockholders as soon as practicable.

Securities Purchase Agreement and Notes

Terms of the Notes. Pursuant to the Securities Purchase Agreement, CAMOFI purchased $1.53 million in Notes, due June 6, 2010. Interest on the aggregate unconverted and outstanding principal amount of the Notes is payable at the Prime Rate plus 2.75% per annum, payable monthly in arrears beginning on August 1, 2007, on each date on which any amount of the Notes is being converted (as to that principal amount then being converted), on the maturity date and on each monthly redemption date described below. For purposes of computing interest under the Notes, "Prime Rate" is defined as the prime rate appearing in the "Money Rates" section of the Wall Street Journal, or any successor to such section. Interest is payable in (i) cash, (ii) senior secured convertible notes, each having the same terms and conditions as the Notes or (iii) shares of Common Stock at the Interest Conversion Rate, which is defined as 85% of the lesser of (A) the daily volume weighted average price (the “VWAP”) of the Common Stock for the 10 trading days immediately prior to the applicable interest payment date or (B) the VWAP for the 10 days immediately prior to the date the applicable interest payment shares are issued and delivered if after the interest payment date.

Notwithstanding the foregoing, payment in additional senior secured convertible notes will only be permitted through December 31, 2007, and payment in shares of Common Stock may only occur if during the 10 trading days immediately prior to the applicable interest payment date certain conditions have been met. All overdue accrued and unpaid interest will also entail a late fee at the rate of 18% per annum. At any time after the second anniversary of the issuance of the Notes, the Company may prepay, in cash, all of the Notes at 115% of the principal amount thereof plus accrued interest to the date of repayment, and may apply any sinking fund payments previously made toward such prepayment. If the Company (i) engages in a Qualified Offering (as defined below), (ii) is a party to any Change of Control Transaction or Fundamental Transaction (as defined below) or (iii) agrees to sell or dispose any of its assets in one or more transactions (whether or not such sale would constitute a Change of Control Transaction), the Company will be required to offer to repay, in cash, the aggregate principal amount of the Notes not converted to Common Stock at 115% of the principal amount thereof to such date of repayment. For purposes of the Notes, a “Qualified Offering” means an equity or debt financing for the account of the Company which results in cumulative aggregate proceeds to the Company of at least three times the principal amount of Notes then outstanding. A “Change of Control Transaction” means the occurrence of any of (i) an acquisition by a person or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company, or (ii) a replacement at one time or within a three-year period of more than one-half of the members of the Company's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date of the issuance of the Notes (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date of issuance of the Notes), or (iii) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i) or (ii). A “Fundamental Transaction” is any transaction in which or pursuant to which (A) the Company effects any merger or consolidation of the Company with or into another person, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property

Beginning on the first day of the month following the first anniversary of the issuance of the Notes, the Company is to make a sinking fund payment equal to 1/36th of the original principal amount of the Notes plus accrued but unpaid interest, the sum of all liquidated damages and any other amounts then owing under the Notes.

Conversion. At any time after the issuance of the Notes until the Notes are no longer outstanding, the Notes are convertible into shares of Common Stock at the option of the holder, in whole or in part at any time and from time to time. The conversion price in effect (subject to adjustment) is $0.00622 per share. Notwithstanding the foregoing, the Company will not effect any conversion of the Notes, and the holder will not have the right to convert any portion of the Notes, to the extent that after giving effect to such conversion, the holder (together with the holder’s affiliates), would beneficially own in excess of 4.99% of the Common Stock outstanding immediately after giving effect to such conversion.

Covenants. So long as any portion of the Notes is outstanding, the Company will not and will not permit any of its Subsidiaries to, directly or indirectly:

a) enter into, create, incur, assume or suffer to exist any indebtedness or liens of any kind, other than subordinated indebtedness owed to the Bank of Brookhaven and Timothy Aylor that is outstanding as of the date of the closing;

b) amend its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the holders of the Notes;

c) repay, repurchase or offer to repay, repurchase, make any payment in respect of or otherwise acquire any of its Common Stock, Preferred Stock, or other equity securities;

d) engage in any transactions with any officer, director, employee or any affiliate of the Company, in excess of $10,000 other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company, (iii) for other employee benefits, including stock option agreements under any stock option plan of the Company and (iv) transactions with the holders of the Notes;

e) create or acquire any subsidiary unless (i) such subsidiary is a wholly-owned subsidiary of the Company and (ii) such subsidiary becomes party to the Security Agreement and the Subsidiary Guaranty executed in connection with the issuance of the Notes;

f) enter into any agreement with any holder of the Company’s securities without the prior written consent of the holders of the Notes;

g) other than the 1-for-100 reverse stock split approved by the Board of Directors of the Company, authorize or approve any reverse stock split of the Common Stock;

h) increase of decrease the number of directors on the Company’s Board of Directors; or

i) enter into any agreement with respect to any of the foregoing.

Events of Default. Events of default under the Notes include the following:

1.	any default in the payment of principal, interest or liquidated damages in respect of, any Note;

2.
the Company fails to observe or perform any other covenant or agreement with the holders of the Notes which failure is not cured, if possible to cure, within the earlier to occur of (A) 5 trading days after notice of such default sent by the holders of the Notes and (B) 10 trading days after the Company becomes aware of such failure;

3.
a default or event of default (subject to any grace or cure period provided for in the applicable agreement, document or instrument) occurs under (A) any of the other documents entered into in connection with the restructuring transaction (the “Transaction Documents”), or (B) any other material agreement, lease, document or instrument to which the Company or any subsidiary is bound, which default, solely in the case of a default under clause (B) above, is not cured, within 10 trading days;

4.	any representation or warranty made in any Transaction Document, or in any written statement pursuant thereto, is untrue or incorrect in any material respect as of the date when made or deemed made;

5.	the Company or any of its subsidiaries commences, or there shall be commenced against the Company or any such subsidiary, a case under any applicable bankruptcy or insolvency laws;

6.
the Company or any subsidiary defaults in any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company in an amount exceeding $50,000;

7.	the Common Stock shall not be eligible for quotation on or quoted for trading on a trading market and shall not again be eligible for and quoted or listed for trading thereon within five trading days;

8.	the Company redeems or repurchases more than a de minimis number of its outstanding shares of Common Stock or other equity securities of the Company;

9.
the Company fails to cause the Board of Directors to (A) set the number of directors comprising the Board at seven and (B) appoint as members to the Board (1) the designees of the holders of the Notes, (2) the designees of the holders of the Series B Preferred Stock and (3) Steven Lord within 20 days of the closing date;

10.
the Company fails (A) to amend its Certificate of Incorporation to effect the proposed 1-for-100 reverse stock split and (B) to amend and restate its Certificate of Designation of Series A Preferred Stock within 120 days of the closing date; or

11.
the Company fails to cause its Board of Directors, as constituted immediately after the closing date, and its stockholders, as the case may be, to elect the nominees of the holders of the Notes as members of the Company’s Board of Directors.

Security. The Company’s obligations under the Notes are secured by a first priority security interest in substantially all of the assets of the Company and a guarantee by the Company’s subsidiaries.

Registration Rights. In connection with the issuance of the Notes, the Company also entered into a Registration Rights Agreement with the purchasers of the Notes, pursuant to which the Company has agreed to file with the SEC within 60 days after the date of the initial issuance of the Notes, and to use its reasonable best efforts to cause to become effective within 120 days after the date of the initial issuance of the Notes, a registration statement with respect to the resale of the shares of common stock issuable upon conversion of the Notes. If the Company fails to comply with certain of its obligations under the Registration Rights Agreement, the Company will be obligated to make payments, as liquidated damages, to the Note Purchasers in the aggregate amount of 1.5% of the amount of the Notes for every month, pro rata, that the Company is in default of such obligations.

Other Obligations. Pursuant to the Securities Purchase Agreement, until such time as no purchaser of Notes holds any of Notes or shares of Common Stock into which the Notes have been converted, the Company is prohibited from effecting or entering into an agreement to effect any subsequent financing involving a “Variable Rate Transaction” or an “MFN Transaction.” A “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or (ii) enters into any agreements, including but not limited to an equity line of credit, whereby the Company may sell securities at a future determined price tied to the market price of the Common Stock. “MFN Transaction” means a transaction in which the Company issues or sells any securities in a capital raising transaction or series of related transactions which grants to an investor the right to receive additional shares based upon future transactions of the Company on terms more favorable than those granted to such investor in such offering.

For a period of three years from the date of the closing, each purchaser of Notes has the right to participate in any debt or equity financing (up to 100% of the original principal amount of the Notes) of the Company on the same terms as those offered to the third party providing the financing.

So long as the Notes are outstanding, the purchasers of the Notes have the right to designate two (2) members of the Board. In the event that the size of the Board is increased or decreased, the purchasers will maintain the right to appoint a number of directors to the Board equal to forty percent (40%) of the whole Board. In the event that the number of directors to the Board equal to forty percent (40%) is not a whole number, such number shall be rounded up to the nearest whole number. Holders holding a majority of the outstanding Notes shall be entitled to act on behalf of all holders of Notes in selecting such designees.

Conversion of Outstanding Indebtedness Into Series B Preferred Stock

In connection with the consummation of the transactions under the Securities Purchase Agreement, the Company entered into an Exchange Agreement (the “Exchange Agreement”) with CAMOFI, Gamma Opportunity Capital Partners LP (“Gamma”), Bushido Capital Partners, Ltd. (“Bushido”) and Bridges & PIPES, LLC (“B & P” and, collectively with CAMOFI, Gamma and Bushido, the “Previous Noteholders”). Pursuant to the Exchange Agreement, the Previous Noteholders agreed to exchange the principal, accrued interest and penalties on certain indebtedness incurred by the Company with such Previous Noteholders from November 2004 to January 2007, in the aggregate amount of approximately $5.1 million (the “Previous Indebtedness”) into, and exchange such Previous Indebtedness for and in consideration of, the following number of shares of Series B Preferred Stock:

Name of Previous Noteholder	Aggregate Amount of Indebtedness	Shares of Series B Preferred Stock
CAMOFI Master LDC	$1,633,484	163,348.4
Gamma Opportunity Capital Partners LP	$50,000	5,000
Bushido Capital Partners, Ltd.	$2,879,619	287,961.9
Bridges & PIPES, LLC	$75,000	7,500

Each Previous Noteholder waived any and all rights with respect to the Previous Indebtedness exchanged for the Series B Preferred Stock, including, without limitation, any existing or past defaults and their consequences in respect of such Previous Indebtedness, and agreed to release and discharge the Company from any and all claims that the Previous Noteholder may have had arising out of or related to the Previous Indebtedness so exchanged. In addition to the foregoing, in consideration of the role of CAMOFI as lead investor in the new financing described above, the Company issued an additional 37,710 shares of Series B Preferred Stock to CAMOFI, and 8,000 shares of Series B Preferred Stock to each of E. Key Ramsey and Gregory E. Ballard in lieu of any severance payments otherwise due to be paid to such individuals. The Company also agreed to repay and retire a portion of the Previous Indebtedness owed to Gamma in the principal amount of $200,000 (the “Cash Payment”), and Gamma agreed to accept the Cash Payment in complete satisfaction for such principal amount and all accrued interest and penalties owed thereunder.

The terms and conditions of the Series B Preferred Stock are described in item 3.03 below.

Subordination of Certain Existing Indebtedness

In connection with the consummation of the transactions under the Securities Purchase Agreement, the Company entered into new subordinated notes with the Bank of Brookhaven and Timothy Aylor, a former director of the Company, whereby the principal amount and accrued interest owed by the Company to such lenders, in the aggregate amount of approximately $250,000, was subordinated to the new financing and any future financing. The subordinated indebtedness is to be payable in 48 equal monthly installments. The principal amount of $75,000 owed to Mr. Aylor will not bear interest, and the amount owed to the Bank of Brookhaven will bear interest at the prime rate plus 1%.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the transactions described in Item 1.01 above, the Company terminated certain registration rights agreements with the Previous Noteholders and with the holders of the Series A Preferred Stock.

Item 2.03	Creation of a Direct Financial Obligation.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated herein by reference. The Notes and the shares of Series B Preferred Stock were issued in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 of Regulation D promulgated thereunder. The purchasers of such securities were all “accredited investors” as that term is defined under Regulation D.

Item 3.03	Material Modification to Rights of Security Holders.

Modification of Series A Preferred Stock

In connection with the consummation of the transactions under the Securities Purchase Agreement, the Company entered into a Series A Amendment Agreement and Consent with certain holders of the Company’s Series A Preferred Stock. Pursuant to such agreement, each such holder consented to (i) an Amended and Restated Certificate of Designation of Series A Preferred Stock (the “Amended Certificate of Designation”) and the modifications to the rights, preferences and privileges of the Series A Preferred Stock effected thereby; (ii) the execution and filing of the Amended Certificate of Designation by or on behalf of the Company with the Secretary of State of the State of Delaware, once the Company has received all necessary stockholder approval for the Amended Certificate of Designation; (iii) the Series B Certificate of Designation and the rights, preferences and privileges of the Series B Preferred Stock created thereby; and (iv) the execution and filing of the Series B Certificate of Designation by or on behalf of the Company with the Secretary of State of the State of Delaware. Each such holder acknowledged and agreed that the execution and delivery of the agreement by the holder would treated for all purposes as a vote or action by written consent of such holder in lieu of any meeting required pursuant to the Delaware General Corporation Law, and waived all requirements of notice pursuant to the law or the Bylaws of the Company.

In connection with the transactions described herein, including the issuance of the Series B Preferred Stock and the Notes, each stockholder party to the agreement waived any adjustment to the number of shares of Common Stock to be issued to the holders of the Series A Preferred Stock as a result of any anti-dilution provisions.

The Amended Certificate of Designation provides for the modification of the terms and provisions of the Series A Preferred Stock as follows:

1.  The Series A Preferred Stock will rank junior to all other series of preferred stock created and issued from time to time;

2.  No stated dividend is provided for with respect to the Series A Preferred Stock;

3.  After the payment of any liquidation preference to the holders of preferred stock that rank senior to the Series A Preferred Stock, the remaining assets will be distributed ratably to the holders of Common Stock, Series A Preferred Stock and any other series of participating preferred stock on an "as converted" basis, up to a maximum of $1.20 per share of Series A Preferred Stock (the “Liquidation Value”).

4.  At any time the Company may redeem, at its option, the Series A Preferred Stock at a redemption price equal to $1.20 per share.

5.  Each share of Series A Preferred Stock may be converted at any time at the option of the holder into a number of shares of Common Stock equal to the Liquidation Value divided by $.30 (the Conversion Price”).

At the time of the execution of the Series A Amendment Agreement and Consent, certain holders of the Series A Preferred Stock elected to convert their shares of Series A Preferred Stock into shares of Common Stock, at the rate of 124.623 shares of Common Stock for every share of Series A Preferred Stock.

Series B Preferred Stock

In connection with the transactions described herein, the Company issued 517,520.3 shares of Series B Preferred Stock, the terms and conditions of which are described below.

The Series B Preferred Stock will rank senior to the Common Stock, the Series A Preferred Stock and to all other classes of equity securities of the Company which by their terms do not rank senior to the Series B Preferred Stock.

So long as any shares of Series B Preferred Stock are outstanding, each holder of Series B Preferred Stock is entitled to receive cash dividends, as and when declared by the Board of Directors, out of funds legally available for the payment thereof, payable at a rate of $1.00 per share per annum, payable quarterly in arrears, on the last day of the month of March, June, September and December, or at the option of the Company, in additional shares of Series B Preferred Stock.

The Company may redeem, at its option, the Series B Preferred Stock, at any time or from time to time, in whole or in part, at a redemption price equal to 1.1 times the per share Liquidation Preference (as defined below), plus accrued and unpaid dividends, if any, to the date of redemption.

Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, each holder of Series B Preferred Stock will be entitled to receive, out of the assets of the Company available for distribution, an aggregate amount equal to 1.1 times the stated value of $10.00 for each share, plus all accrued but unpaid dividends (the “Liquidation Preference”) in preference to any distribution to the holders of Common Stock and to the holders of Series A Preferred Stock. After the payment of the Liquidation Preference to the holders of Series B Preferred Stock, the remaining assets will be distributed among and paid to the holders of the Common Stock and the holders of all Preferred Stock on a share-by-share basis in proportion to the amounts that would be payable to such holders if the holders of the Preferred Stock had exercised their conversion rights. For purposes of the foregoing, a liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by, or to include (i) the sale, conveyance, exchange or transfer of all or substantially all of the property or assets of the Company, (ii) the acquisition of 50% or more of the voting power of the Company by any other person or persons, or (iii) the acquisition of the Company by any other person by means of consolidation or merger of the Company with or into one or more persons; unless, in either event, the Company’s stockholders of record immediately prior to such acquisition or sale will, immediately after such acquisition or sale, hold at least 50% of the voting power of the surviving entity.

Each share of Series B Preferred Stock is convertible at any time, at the sole option and election of the holder, into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock due upon conversion of Series B Preferred Stock will be (i) the number of shares of Series B Preferred Stock to be converted, multiplied by the stated value of $10.00 per share, plus (ii) any accrued but unpaid dividends, and divided by (iii) $0.0143 (the “Conversion Price”). The conversion ratio will be subject to a weighted average adjustment if the Company issues additional equity securities at a price less than the then-applicable conversion price. The conversion ratio will also be subject to proportional adjustment for stock splits, stock dividends, recapitalizations and the like.

So long as at least 125,000 shares of Series B Preferred Stock are issued and outstanding, the holders of the majority of the then outstanding shares of Series B Preferred Stock, voting exclusively and as a separate class to the exclusion of all other classes of the Company’s voting stock, will have the right to designate and elect two (2) individuals as members of the Board of Directors of the Company. Except as otherwise provided or as required by law, the holders of Series B Preferred Stock and Common Stock will vote together and not as a separate class. The holders of Series B Preferred Stock will be entitled to vote on all matters submitted to the holders of the Common Stock. Until the Company’s Certificate of Incorporation is amended to either implement a reverse stock split of the Common Stock or increase the number of shares of Common Stock which the Company is authorized to issue, in either event such that there is a sufficient number of authorized but unissued shares of Common Stock reserved for issuance upon the conversion of the Series B Preferred Stock in accordance with the terms thereof, each share of Series B Preferred Stock will deemed to have such number of votes as is equal to 748.5 shares of Common Stock; thereafter, upon the effectiveness of such amendment, each share of Series B Preferred Stock will be entitled to such number of votes equal to the number of shares of Common Stock into which each share of Series B Preferred Stock is then convertible.

Termination of Options and Warrants

In connection with the transactions described herein, the Company and the holders of certain of the Company’s outstanding options and warrants to purchase shares of the Company’s Common Stock entered into agreements terminating such options and warrants.

Item 5.01	Changes in Control of Registrant

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

New Director. In connection with the approval of the transactions under the Securities Purchase Agreement, the Board of Directors of the Company adopted an amendment to the Bylaws of the Company providing that the number of directors of the Company would not be less than one nor more than seven, the exact number to be fixed from time to time by resolution of the Board of Directors. At the time of the closing of the transactions described herein, Messrs. Gregory E. Ballard, Danny M. Dunnaway and Joseph L. Stephens resigned as directors of the Company, and E. Key Ramsey, as the sole remaining director, appointed John S. Gross to fill one of the vacancies on the Board of Directors.

Mr. Gross, age 56, has served as Executive Vice President and Chief Financial Officer of Majesco Entertainment Company since July 12, 2005. Majesco Entertainment Company, a reporting company under the Securities Exchange Act of 1934, provides interactive entertainment products in the United States and internationally. It offers video game software and other digital entertainment products. From December 2000 through June 2005, Mr. Gross served as Vice President, Corporate Development, for FactSet Research Systems Inc. Prior to such time, Mr. Gross served as Chief Financial Officer of Rare Medium and FactSet and held senior financial positions at PepsiCo, Reader’s Digest and Cadbury Schweppes.

New Chief Executive Officer. Immediately after the consummation of the transactions described herein, E. Key Ramsey resigned as President and Chief Executive Officer of the Company, and the Board of Directors appointed Steven B. Lord to such position. Mr. Lord, age 38, is an analyst, editor and publisher of investment-related publications. He is the founder and Chief Investment Strategist for the Trend Investment Group, a joint venture with Agora Publishing, and is the editor of the group’s flagship publication, Trend Investor. Prior to his current role, he worked with New York-based financial services company Leeb Group as founding editor of Emerging Investments , a service dedicated to small-capitalization stocks and emerging markets, and as contributing editor to Leeb's main publication, The Complete Investor. In addition, Lord served on the investment committee of Leeb's capital management division. Beforehand, he was a partner in New York-based L.M. Waterhouse, Inc., for five years, where he personally advised the founder of a major U.S discount brokerage firm on a broad range of investment-related matters.

The Company and Mr. Lord have entered into a three-year employment agreement, which will be automatically extended for successive one-year periods unless (i) any party objects to such extension by no less than 120 days’ prior written notice to the other party at any time prior to the expiration of the initial term or a renewal term, as the case may be, or (ii) the agreement is terminated at an earlier date in accordance with the provisions thereof. During the term of the agreement, as base compensation for all services to be rendered by Mr. Lord, the Company is to pay him an annual base salary of (i) $190,000 per year for the initial twelve-month period of the term, (ii) no less than $205,000 per year for the second twelve-month period of the term, and (iii) no less than $220,000 for the third twelve-month period of the term. The Company will also pay to Mr. Lord an annual bonus in accordance with the Company’s annual bonus plan or program established by the Board of Directors, or the Compensation Committee, of the Company. The performance metrics to be achieved in order to earn the annual bonus with respect to any twelve-month period during the term will be determined at the reasonable discretion of the Board of Directors of the Company with the input of and consultation with Mr. Lord; provided, however, that the amount of such annual bonus shall be reasonably predicated on Mr. Lord’s performance; and provided, further, and subject to Mr. Lord achieving the performance metrics established by the Board as set forth above, in no event shall the amount of the such annual bonus be less than (i) fifty percent (50%) of base salary during the first twelve-month period of the term, (ii) seventy-five percent (75%) of base salary during the second twelve-month period of the term, and (iii) one hundred percent (100%) of base salary during the third twelve-month period of the term.

On the effective date of the employment agreement, the Company granted Mr. Lord options (the “Employment Options”) to acquire such number of shares of Common Stock, representing 4.5% of the Company's fully diluted Common Stock after giving effect to the restructuring transactions described herein. The Employment Options vest ratably over three years on each anniversary of the Employment Agreement. In addition to the Employment Options, the Company also granted Mr. Lord options (the “Performance Options”) to acquire such number of shares of Common Stock, representing 4.5% of the Company's fully diluted Common Stock. An amount of such Performance Options equal to 1.5% of the fully diluted Common Stock will vest upon the Company achieving certain performance milestones. The exercise price of each of the Employment Options and the Performance Options is $0.006222 per share (subject to adjustment for stock splits, etc.).

The employment agreement may be terminated by Mr. Lord on 30 days notice with or without good reason, by Mr. Lord’s death or disability, or by the Company with or without cause. If termination results from death or disability, then the Company will pay to Mr. Lord or his estate, as the case may be, his full base salary for a period of six (6) months from the date of termination, and, for a period of one-year following the date of termination, the Company will continue to provide or arrange to provide Mr. Lord and his dependents with life, disability, accident and health insurance benefits substantially similar to those provided to Mr. Lord immediately prior to the date of termination. If employment is terminated by Mr. Lord for good reason or by the Company without cause, then Mr. Lord will be entitled to receive his full base salary, pro-rated bonuses for the current year and benefits prorated through the effective date of termination and additional base salary, payable in accordance with the Company’s then current payroll policies and practices, plus additional benefits, for the period from the date of termination until one year after the date of termination. In addition, provided that any level of the performance milestones for the first twelve (12) months through December 31, 2008 have been achieved, all remaining options granted to Mr. Lord shall immediately vest and be exercisable as of the date of termination, and for 180 days thereafter. If employment is terminated by Mr. Lord for no reason or by the Company for cause, then the Company shall pay to Mr. Lord his full base salary and benefits prorated through the date of termination, Mr. Lord will be reimbursed for any expenses incurred by him through the termination date, and all unvested or unexercised options will expire as of the date of termination.

The Company currently anticipates that one or more designees to the Board of Directors will be identified in an information statement to be furnished to stockholders as soon as practicable.

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

The information set forth in Items 1.01, 3.03 and 5.02 above is incorporated herein by reference.

As part of the capital restructuring described herein, the Board of Directors approved an amendment to the Company’s Certificate of Incorporation which would, among other things, effect a 1-for-100 reverse stock split and amend the terms and conditions of the Series A Preferred Stock, subject to stockholder approval. The proposed amendment to the Company’s charter will be submitted for the approval of stockholders, in an information statement to be furnished to stockholders as soon as practicable.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.

Exhibit
Number	Description

3(a)	Certificate of Designation of Series B Convertible Preferred Stock of Knobias, Inc.
3(b)	Proposed Amended and Restated Certificate of Designation of Series A Convertible Preferred Stock of Knobias, Inc.
3(c)	Amendment to Bylaws of Knobias, Inc.
4(a)	Securities Purchase Agreement dated as of June 6, 2007
4(b)	Senior Secured Convertible Note of Knobias, Inc., due June 6, 2010
4(c)	Registration Rights Agreement dated June 6, 2007
4(d)	Exchange Agreement dated June 6, 2007
4(e)	Series A Amendment Agreement and Consent dated June 6, 2007
4(f)	Subordinated Promissory Note from Knobias, Inc. to the Bank of Brookhaven
4(g)	Subordinated Promissory Note from Knobias, Inc. to Timothy Aylor
10(a)	Security Agreement dated June 6, 2007
10(b)	Subsidiary Agreement and Guarantee dated June 6, 2007
10(c)	Employment Agreement between Knobias, Inc. and Steven B. Lord, dated June 6, 2007
99	Press Release, dated June 7, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KNOBIAS, INC.

Date: June 12, 2007	/s/ Steven B. Lord
Steven B. Lord
Chief Executive Officer